CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-10 being filed by WonderFi Technologies Inc. with the United States Securities and Exchange Commission of:

– our report dated March 17, 2023, on the consolidated financial statements of Coinsquare Ltd. and its subsidiaries (together, the "Company"), which comprise the consolidated statements of financial position as at December 31, 2022 and 2021, and the consolidated statements of profit or (loss) and comprehensive income or (loss), consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies; and

– our report dated March 21, 2022, on the consolidated financial statements of the Company, which comprise the consolidated statements of financial position as at December 31, 2021 and 2020, and the consolidated statements of profit or (loss) and comprehensive income or (loss), consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

/s/ Baker Tilly WM LLP

Baker Tilly WM LLP

Chartered Professional Accountants

Vancouver, B.C.

October 5, 2023